UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:
 Preliminary Proxy Statement
 Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)2))
 Definitive Proxy Statement
 Definitive Additional Materials
 Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

THE MAJOR AUTOMOTIVE COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of filing fee (check the appropriate box):

 No fee required.

 Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

 Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

THE MAJOR AUTOMOTIVE COMPANIES, INC.
43-40 NORTHERN BOULEVARD
LONG ISLAND CITY, NEW YORK 11101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 5, 2003

To The Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of THE MAJOR AUTOMOTIVE COMPANIES, INC., a Nevada corporation ("Major," the "Company," "we," "our" or "us"), will be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, on December 5, 2003, at 2:00 p.m., local time, for the following purposes:

1.	To elect two Class III Directors for a term ending in 2006;
2.	To ratify the appointment of BDO Seidman LLP as our independent auditors for the year 2003; and
3.	To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are presently aware of no other business to come before the Meeting.

The Board of Directors has fixed the close of business on October 22, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record on our stock transfer books at the close of business on that date are entitled to notice and to vote at the Meeting.

By Order of the Board of Directors

/s/ Eric Keltz Eric Keltz Secretary

Long Island City, New York
Dated: October 24, 2003

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING YOU
ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED
PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES
NO POSTAGE IF MAILED IN THE UNITED STATES.

THE MAJOR AUTOMOTIVE COMPANIES, INC.
43-40 NORTHERN BOULEVARD
LONG ISLAND CITY, NEW YORK 11101

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
DECEMBER 5, 2003

INTRODUCTION

This Proxy Statement is being furnished to shareholders by the Board of Directors of The Major Automotive Companies, Inc., a Nevada corporation, in connection with the solicitation of Proxies for use at our 2003 Annual Meeting of Shareholders (the "Meeting") to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, on December 5, 2003, at 2:00 p.m., local time, or at any adjournments thereof.

The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to shareholders is on or about October 27, 2003.

RECORD DATE AND VOTING SECURITIES

Only shareholders of record at the close of business on October 22, 2003, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the record date there were outstanding 9,702,047 shares of our Common Stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

VOTING OF PROXIES

Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no instruction is indicated on the Proxy, the shares of Common Stock represented thereby will be voted: (i) to elect two Class III Directors for a term ending in 2006; (ii) for the ratification of the appointment of BDO Seidman LLP as our independent auditors for the year ending December 31, 2003; and (iii) at the discretion of the person or persons voting the Proxy, with respect to any other matter that may properly be brought before the Meeting. The execution of a Proxy will in no way affect a shareholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a shareholder may be revoked at any time thereafter if written notice of revocation is given to our Secretary prior to the vote to be taken at the Meeting, or by execution of a subsequent Proxy which is presented at the Meeting, or if the shareholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to the use of the mails, Proxy solicitation may be made personally or by telephone or telegraph by our officers, directors and employees. We will, upon request, reimburse banks, brokerage firms and other custodians for their reasonable expenses in sending soliciting material to the beneficial owner of the shares.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the 2004 Annual Meeting of Stockholders must be received by our Secretary at our corporate headquarters no later than July 6, 2004 in order to be considered for inclusion in our Proxy materials for that Meeting.

PROPOSAL I — ELECTION OF DIRECTORS

The Board of Directors of the Company (the "Board") currently has five members. Our Bylaws (the "Bylaws") divide the Board of Directors into three classes having staggered terms of three years each, with Classes I, II and III having terms expiring at the Annual Meeting of Stockholders in 2004, 2005 and 2003, respectively. At each Annual Meeting, the successors to the class of directors whose terms expire at that meeting are elected for a term of office to expire at the third succeeding Annual Meeting after their election and until their successors have been duly elected and qualified. At the Meeting, votes will be cast to elect two Class III Directors for a term ending in 2006.

It is intended that the name of the nominees listed below will be placed in nomination. The nominees have consented to being named in this Proxy Statement and to serve if elected. If either or both of the nominees become unavailable for any reason, the shares represented by the Proxies will be voted for such other person or persons, if any, as may be designated by the Board. However, management has no reason to believe that the nominees will be unavailable.

Information regarding the nominees is more fully provided below and under "Security Ownership," "Executive Compensation" and "Certain Relationships and Related Transactions."

Director Nominees
Class III — Term Expires 2006
Name	Age	Position	Director Since
Jeffrey Weiner	46	Director	May 1998
David Edelstein	50	Director	May 1998
Directors Continuing in Office
Class I — Term To Expire 2004
Name	Age	Position	Director Since
Bruce Bendell	49	Director	November 1995
Steven Nawi	56	Director	December 2001
Class II — Term Expires 2005
Name	Age	Position	Director Since
Steven Hornstock	54	Director	December 2002

Directors Whose Terms Expire in 2003

The terms of our Class III Directors, Mr. Edelstein and Mr. Weiner, expire at the Meeting. Mr. Edelstein and Mr. Weiner have been re-nominated as Class III Directors for terms expiring in 2006.

Directors

Name	Age	Position	A Director Since
Bruce Bendell	49	Chairman of the Board	1995
Steven Nawi (1)	56	Director	2001
Steven Hornstock	54	Director	2002
Jeffrey Weiner (1)(2)	46	Director Nominee	1998
David Edelstein (1)(2)	50	Director Nominee	1998

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Bruce Bendell.    Mr. Bendell has served as our Chairman of the Board since our formation in November 1995, our President and Chief Operating Officer since September 2001 and as our Acting Chief Financial Officer since October 2002. Mr. Bendell served as our Chief Executive Officer from May 1998 until February 2000, as our President from May 14, 1998 to December 1998, and as our Chief Executive Officer since July 2000. Mr. Bendell has also served as the President and a Director of our subsidiary, Major Auto, and its affiliates since December 1985.

Steven Nawi.    Mr. Nawi has served as our Director since December 2001. Mr. Nawi has served as the President of Nawi Leasing, Inc., a leasing company, since 1978. Mr. Nawi also serves as the President of Fort Lee Road Company, Inc., a real estate holding company, since 1986, as President of Major Automotive, Inc., an unrelated daily car-rental operations company, since January 2000, and as President of N.A.W.I. Enterprises, a financial lending company, since January 2000.

Steven Hornstock.    Mr. Hornstock has served as our Director since May 1998. Mr. Hornstock is a senior partner at Altman\Burack Partners, LLC, an affiliate of Murray Hill Properties, TCN, since April 2000. From October 1994 to April 2000, Mr. Hornstock served as director of investment sales at Helmsley Spear Inc. Mr. Hornstock was also founding partner in Sutton East Associates LLC, where he served from 1982 to 1993. Mr. Hornstock has been active in the real estate business for the past 25 years as a developer, owner and investment sales broker. Mr. Hornstock is a licensed real estate broker in the state of New York, a member of the Real Estate Board of New York (REBNY), a member of the REBNY Sales Brokers Committee and a founding board member of the New York Owners Council.

Jeffrey Weiner.    Mr. Weiner, a Director Nominee, has served as our Director since May 1998. Mr. Weiner is a certified public accountant and has been with the accounting firm of Marcum & Kliegman LLP, where he is currently Managing Partner, since 1981.

David Edelstein.     Mr. Edelstein, a Director Nominee, has served as our Director since May 1998. Mr. Edelstein has been in the real estate development business since 1979. Currently, he is the Managing Member of Sutton East Associates LLC, a real estate development limited liability company and is involved in several sizable real estate projects in New York and Florida.

Required Vote

Approval of the election of the nominees requires the affirmative vote of a majority of shares of Common Stock eligible to vote at the Meeting in person or by Proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the election of the nominees. Broker non-votes are not considered present for this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES.

PROPOSAL II — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed BDO Seidman LLP as our independent auditors. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of BDO Seidman LLP be submitted to shareholders for ratification due to the significance of their appointment to the Company. If shareholders do not ratify the appointment of BDO Seidman LLP, the Board of Directors will consider the appointment of other certified public accountants. A representative of BDO Seidman LLP will be present at the Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by Proxy at the Meeting and entitled to vote is required for ratification of the appointment of BDO Seidman LLP as our independent auditors. Broker non-votes and Proxy cards marked "abstain" with respect to this proposal will be counted towards a quorum. Abstentions will be counted as a vote against this proposal and broker non-votes will not be counted for purposes of determining whether this proposal has been approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS OUR INDEPENDENT AUDITORS.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of October 22, 2003 respectively, by (i) each of our directors and our director nominees, (ii) our executive officer, (iii) all of our directors and executive officer as a group and (iv) each person known to us to own more than 5% of any class of our securities:

Name and Address of Beneficial Owner	Number of Shares		Percent of Class (1)
Executive Officer and Directors:
Bruce Bendell	4,075,477	(2)	41.76%
David Edelstein	46,580	(3)(4)	*
Steven Hornstock	9,090	(5)	*
Steven Nawi	18,800	(6)	*
Jeffrey Weiner	110,090	(7)	1.12%
All directors and executive officer as a group	4,260,037	(8)(9)	43.07%

Other 5% Stockholders:
Doron Cohen	511,892	(10)	5.28%
47 Parker Boulevard Monsey, New York 10952
Capital Partners, L.P.	738,400	(11)	7.61%
c/o Infinity Capital, LLC 767 Third Avenue, 16th Floor New York, NY 10017

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)	Based on 9,702,047 shares of Common Stock outstanding on October 22, 2003.
(2)	Includes: (i) 5 shares of Common Stock owned by Mr. Bendell's wife and the following shares of Common Stock which Mr. Bendell has the right to acquire within 60 days: warrant for 56,2500 shares of Common Stock which is immediately exercisable.
(3)	Includes options for 34,700 shares of Common Stock, which are immediately exercisable.
(4)	Includes 1,980 shares of Common Stock owned by Mr. Edelstein's children.
(5)	Includes options for 4,500 shares of Common Stock, which are immediately exercisable.
(6)	Includes options for 9,000 shares of Common Stock, which are immediately exercisable.
(7)	Includes options for 84,700 shares of Common Stock, which are immediately exercisable and 900 shares of Common Stock owned by Mr. Weiner's wife.
(8)	Includes (i) 2,975 shares of Common Stock owned by immediate family members of directors and executive officers as a group, (ii) 56,250 shares of Common Stock that the directors and executive officers as a group have the right to acquire within 60 days and (iii) options for 132,900 shares of Common Stock which are immediately exercisable.
(9)	The address for each executive officer and director is c/o The Major Automotive Companies, Inc., 43-40 Northern Boulevard, Long Island City, NY 11101.
(10)	Based solely on a Schedule 13G/A filed on February 1, 2001. Pursuant to a Separation and Release Agreement dated August 8, 2000, the shares will be voted in accordance with the recommendation of the majority of the non-employee directors of the Company.

(11)	Shares of Common Stock held by a group consisting of Capital Partners, L.P., Infinity Capital, LLC, Infinity Capital Management, LLC and Michael Feinsod. Based solely on a Schedule 13G/A filed on September 15, 2003.

Executive Officers

The following table sets forth the names and ages of all executive officers, the positions and offices with us held by each executive officer and the period served:

Name	Age	Position	Period Served
Bruce Bendell	49	Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Acting Chief Financial Officer	1995 - present

Information concerning Mr. Bendell is provided under "Proposal I — Election of Directors."

The following person, although not an executive officer or director, is regarded by management as a key employee:

Harold Bendell.    Mr. Bendell, age 55, has served as a senior executive of Major Dealer Group, a consolidator of automobile dealerships through which we sell new and used vehicles, since December 1985. He, together with his brother, Bruce Bendell, is responsible for the day-to-day operations of the Major Dealer Group.

Committees and Meetings of the Board of Directors

The Board of Directors held five meetings during the fiscal year ended December 31, 2002. Each of the directors participated in at least 75% of all Board and applicable committee meetings held last year. From time to time, the Board acted by unanimous written consent. Directors met their responsibilities not only by participating in Board and committee meetings, but also through communication with members of management on matters affecting the Company.

We have the following standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee, which is comprised of non-employee directors, Mr. Edelstein and Mr. Weiner, recommends to the Board of Directors compensation for our Chief Executive and other principal executive officers. The Compensation Committee held one meeting during the fiscal year ended December 31, 2002.

Since May 1998, the Audit Committee has been comprised of non-employee directors, Mr. Edelstein and Mr. Weiner, and since December 2001, Mr. Nawi. The Audit Committee is charged with reviewing our annual audit and meeting with our independent auditors to review our internal controls and financial management practices. The Audit Committee held one meeting during the fiscal year ended December 31, 2002. Currently, the members of the Audit Committee are not "independent," as defined in the applicable listing requirements of The Nasdaq Stock Market, which become effective in 2004. We expect to comply with the Sarbanes-Oxley Act of 2002, the relevant implementing regulations of the Securities and Exchange Commission and the listing requirements of The Nasdaq Stock Market with respect to the independence of the Audit Committee in the near future.

The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-Laws. We will furnish copies of the By-Laws provisions upon written request to our principal executive offices, 43-40 Northern Boulevard, Long Island City, NY 11101, Attention: Corporate Secretary.

Audit Committee Report

On June 13, 2000 the Board adopted a charter for the Audit Committee. Pursuant to the charter, the Audit Committee makes recommendations as to the engagement and fees of the independent auditors,

reviews the preparations for and the scope of the audit and review of our annual and interim financial statements, reviews drafts of the statements and monitors the functioning of our accounting and internal control systems by meeting with representatives of management and the independent auditors.

On May 13, 2003, the Audit Committee met with members of the independent auditors, BDO Seidman LLP's, engagement team to review the results of the 2002 audit. During this meeting, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. BDO Seidman delivered, and the Audit Committee reviewed and discussed with the independent auditors, the written disclosures and letter required by Independence Standards Board Standard No. 1. This Standard requires auditors to communicate, in writing, at least annually, all relationships between the auditors and the Company that, in the auditor's professional judgment, may reasonably be thought to affect the auditor's independence. In addition, the Audit Committee discussed the audited financial statements for 2002 and the results of the audit with the Company's management. Based upon its meetings with BDO Seidman and its review of the audited financial statements, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on the Form 10-K.

The Audit Committee plans to meet with the independent auditors again in 2003 to review the scope of the 2003 audit.

Submitted By The Audit Committee Of The Board Of Directors:

David Edelstein
Steven Nawi
Jeffrey Weiner

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information for each of our fiscal years ended December 31, 2002, 2001 and 2000 concerning compensation of (i) all individuals serving as our Chief Executive Officer during the fiscal year ended December 31, 2002 and (ii) each other of our executive officers whose total annual salary and bonus equaled or exceeded $100,000 in the fiscal year ended December 31, 2002 (collectively, the "Named Executive Officers"):

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other	Securities Underlying Options (#)
Bruce Bendell (1)	2002	$494,837	$461,379	0	0
Chairman of the Board and Chief Executive Officer	2001	$369,837	$756,665	0	0
	2000	$236,426	0	0	400,000
Richard L. Feinstein (2)	2002	$171,890	0	$34,563	0
Senior Vice President, Finance and Chief Financial Officer	2001	$171,890	$25,000	$6,324	0
	2000	$165,654	0	$6,324	15,000

(1)	In May 2001, the Compensation Committee of our Board of Directors approved an adjustment to Mr. Bendell's compensation that included an increase in his base salary to $500,000 per year for the period July 1, 2001 to June 30, 2004 and, effective April 1, 2001 a bonus equal to 10% of the net income attributable to our automotive operations after all expenses, including bonus amounts paid to other employees. The amounts shown for the year 2002 reflect those terms. In July 2003, a definitive agreement with those terms was entered into with Mr. Bendell.
(2)	Effective October 22, 2002, Richard L. Feinstein resigned as our Senior Vice President – Finance and Chief Financial Officer. The amount reported under Bonus reflects a cash bonus in 2001. The amounts reported under Other in 2002, includes $28,239 of fees for consulting services performed by Mr. Feinstein subsequent to his resignation, and $6,324 in automobile and other expenses. In 2001 and 2000 amounts reported under Other are reflective of automobile and other expenses.

Stock Option Grants

No stock options were granted to the Named Executive Officers during 2002. We have never granted any stock appreciation rights.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 2002. There were no unexercised "in-the-money" options held by any Named Executive Officers as of December 31, 2002.

Employment and Related Arrangements and Agreements

On May 15, 2001, the Compensation Committee of the Board of Directors of the Company approved an annual base salary of Mr. Bendell of $500,000 for the period July 1, 2001 to June 30, 2004. Additional approval was given to a bonus plan under which Mr. Bendell receives a quarterly bonus equal to 10% of the net income of the Company's automotive operations after all expenses, including any other bonuses paid or accrued. This bonus plan was approved retroactively to April 1, 2001. In the event that Mr. Bendell's employment is terminated prior to June 30, 2004, he will continue to receive his base salary and a guaranteed annual bonus of $250,000 per year until that date. In July 2003, we entered into an employment agreement with Mr. Bendell, memorializing the terms of his employment as approved by the Compensation Committee on May 15, 2001.

In August 2002, we entered into indemnity agreements with each of Bruce Bendell and Richard L. Feinstein, our former Chief Financial Officer. The agreements indemnify Mr. Bendell and Mr. Feinstein for any future expenses and damages incurred in connection with claims against them in connection with their services to the Company.

On October 22, 2002, Richard L. Feinstein resigned as our Senior Vice President – Finance and Chief Financial Officer. We have engaged Mr. Feinstein to perform certain consulting and advisory services for us from time to time.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is responsible for establishing, monitoring, and implementing the policies of governing the compensation of the Company's executives. The Compensation Committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. The Compensation Committee, which is comprised entirely of non-employee members of our Board of Directors, has furnished the following report on executive compensation.

General Compensation Policy.    The Compensation Committee's policy is to provide our executive officers with compensation opportunities that are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of a base salary, bonus and long-term incentive awards. We review compensation levels of other companies in our industry to ensure that our executive compensation is appropriate in light of industry practices.

Base Salary.    Salaries for executive officers for 2002 were generally determined by the Board of Directors on an individual basis, taking into account individual experience and performance and our specific needs. For 2003, the Compensation Committee will review the base salaries of the executive officers by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

Bonus.    We award bonuses as a reward for performance based principally on our overall financial results and or achievements of specified business objectives. We believe that bonuses properly motivate the executive officers to perform to the greatest extent of their abilities to generate the highest attainable profits for us. In 2002, a bonus of $494,837 was paid to Bruce Bendell.

Long-Term Incentive Awards.    The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executives with the long-term interests of our stockholders and encourages executives to remain in our employ. We grant stock options in accordance with our various stock option plans. Grants are awarded based on a number of factors, including the individual's level of responsibility, the amount and term of options already held by the individual, the individual's contributions to the achievement of our financial and strategic objectives, and industry practices and norms.

Compensation of Chief Executive Officer.    Mr. Bendell, Chairman of the Board of Directors and our President, Chief Executive Officer for 2002, was paid a base salary of $494,837 for the year ended December 31, 2002. On May 15, 2001, the Compensation Committee approved an increase in the annual base salary of Mr. Bendell to $500,000 for the period July 1, 2001 to June 30, 2004. In July 2003, we entered into an agreement with Mr. Bendell, memorializing the terms of his employment as approved by the Compensation Committee on May 15, 2001. See "Employment and Related Arrangements and Agreements."

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid to our executive officers in 2002 did not exceed the $1 million limit per officer and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to our executive officers in 2003, if any, will exceed that limit. Our Stock Option Plans are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to our executive officers to no more than $1 million. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant.

Submitted By The Compensation Committee Of The Board Of Directors:

David Edelstein
Jeffrey Weiner

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors consists of Messrs. Edelstein and Weiner, neither of whom has been an officer or employee at any time since our inception. Our executive officer does not serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions relating to the compensation of our executive officers.

Compensation of Directors

Non-employee Directors each received 4,500 shares of our Common Stock and 4,500 options to purchase shares of Common Stock in 2002. We reimburse directors for their expenses of attending meetings of the Board of Directors.

Indemnification of Directors and Officers

Under the Nevada Revised Statute, as amended, a director, officer, employee or agent of a Nevada corporation may be entitled to indemnification by the corporation under certain circumstances against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation.

We are obligated under our Articles of Incorporation to indemnify any of our present or former directors who served at our request as a director, officer or member of another organization against expenses, judgments, fines and amounts paid in settlement of claims brought against them by a third person or by or in right of the corporation if such director acted in good faith or in a manner such director reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, if such director had no reason to believe his or her conduct was unlawful. However, with respect to any action by or in the right of the Company, the Articles of Incorporation prohibit indemnification in respect of any claim, issue or matter as to which such director is adjudged liable for negligence or misconduct in the performance of his or her duties to us, unless otherwise ordered by the relevant court. Our Articles of Incorporation also permit us to indemnify other persons except against gross negligence or willful misconduct.

We are obligated under our bylaws to indemnify our directors, officers and other persons who have acted as our representatives at our request to the fullest extent permitted by applicable law as in effect from time to time, except for costs, expenses or payments in relation to any matter as to which such officer, director or representative is finally adjudged derelict in the performance of his or her duties, unless we have received an opinion from independent counsel that such person was not so derelict.

Our indemnification obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act. Insofar as we may otherwise be permitted to indemnify our directors, officers and controlling persons against liabilities arising under the Securities Act or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Nevada Revised Statute, as amended, also permits a corporation to limit the personal liability of its officers and directors for monetary damages resulting from a breach of their fiduciary duty to the corporation and its stockholders. Our Articles of Incorporation limit director liability to the maximum extent permitted by the Nevada Revised Statute, which permits limitation of director liability except (i) for a director's acts or omissions that involve intentional misconduct, fraud or a knowing violation of law and (ii) for a director's willful or grossly negligent violation of a Nevada statutory provision that imposes personal liability on directors for improper distributions to stockholders. As a result of the inclusion in our Articles of Incorporation of this provision, our stockholders may be unable to recover monetary damages against directors as a result of their breach of their fiduciary duty to us and our stockholders. This provision does not, however, affect the availability of equitable remedies, such as injunctions or rescission based upon a breach of fiduciary duty by a director.

We maintain a $5 million liability insurance policy for the benefit of our officers and directors.

STOCK PRICE PERFORMANCE GRAPH

Stock Price Performance Graph

Our Common Stock commenced trading on the Nasdaq Small Cap Market on October 7, 1998 and on the Nasdaq National Market under the symbol "FDHG" on August 3, 1999. Our symbol was changed to "MAJR" on May 2, 2001. Our Common Stock was transferred back to the Nasdaq SmallCap Market on January 2, 2003.

The stock price performance graph below compares the cumulative total stockholder return on our Common Stock with the Total Return Index for Nasdaq Stock Market U.S. Companies and the Nasdaq Non-Financial Index for the period commencing on December 31, 1997 and ending December 31, 2002. The graph assumes that $100.00 was invested in the Common Stock and in each index on December 31, 1997. The total return for the Common Stock and the indices used assumes the reinvestment of dividends, even though dividends have not been declared on the Common Stock. The information contained in the graph does not reflect present performance of our stock.

The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be deemed incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

INDEPENDENT PUBLIC ACCOUNTANTS

BDO Seidman LLP ("BDO") acted as our independent auditor and principal accountant for the fiscal year ended December 31, 2002.

Audit Fees. BDO billed the Company an aggregate of approximately $498,000 for professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2002, and its reviews of the Company's financial statements and related disclosures included in its Forms 10-Q and registration statement during year 2002.

Financial Information Systems Design and Implementation Fees. During the year ended December 31, 2002, BDO provided no services and, therefore, billed no fees to the Company in connection with financial information systems design and implementation.

All Other Fees. No other fees were billed by BDO to the Company during the year ended December 31, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have retained the accounting firm of Marcum & Kliegman LLP to provide certain accounting and tax services for us and our subsidiary, Major Fleet. In 2002, we were billed by Marcum & Kliegman LLP approximately $105,000 for its services. Mr. Jeffrey Weiner, one of our Directors, is Managing Partner of Marcum & Kliegman LLP.

Bruce Bendell, and his brother, Harold Bendell, have interests in several non-affiliated auto dealerships, including Five Towns Nissan, Bronx Automotive Group, HB Automotive and Major of Pennsylvania for which we purchase cars and provide other services, and from which we buy vehicles. We charge a fee to offset any expenses incurred in providing our services. The volume of such transactions is immaterial to our operations; however, at December 31, 2002, these affiliated dealerships were indebted to us in an aggregate amount of approximately $2.9 million.

On December 11, 2000, we issued to M&K Equities, Ltd., a New York corporation ("M&K"), an affiliate of Mr. Weiner, a member of our Board of Directors, a senior subordinated secured promissory note in the principal amount of $2,000,000 in consideration for a $2,000,000 loan from M&K. By its terms, the note was due on December 11, 2002 (the "Maturity Date") at a rate per annum of ten percent (10%). The Maturity Date of the note was initially extended until January 2, 2003 and subsequently, has been further extended until January 2, 2004. A payment of $600,000 was made in September 2002. A subsequent payment of $130,000 was made in April 2003. Interest under the note is payable in monthly installments with all outstanding principal and interest due on the Maturity Date. In order to induce M&K to make the loan, we also agreed to grant a lien on and security interest in all of our assets, other than our technology assets, as collateral security for the due payment and performance of all indebtedness, liabilities and obligations under the note, which collateral is set forth in a security agreement, subject to prior senior liens. Mr. Weiner also received options under the 1999 Employee Stock Option Plan to purchase 50,000 shares of our Common Stock at an exercise price of $2.35 (as adjusted for the subsequent one-for-five reverse stock split). The fair value ascribed to the options was approximately $95,000 based on the Black-Scholes option-pricing model; such amount was recorded as a deferred charge and as additional paid-in-capital of stockholders equity. The amount of the deferred charge is being amortized ratably over the term of the note.

We purchase from and sell vehicles to Nawi Leasing, Inc., a company of which Steven Nawi is President. Mr. Nawi is a member of our Board of Directors. During the year 2002, purchases from and sales to Nawi Leasing, Inc. and its affiliates represented less than 1% of our aggregate sales and purchases.

In connection with our acquisition of our Nissan dealership in Hempstead, New York, in September 2002, we obtained an option to acquire that dealership's land and building from the landlord who held the lease on that property. We exercised our option, but were unable to obtain the financing necessary to effect the purchase. Since the lease expiration was concurrent with the required property acquisition date and we were unsuccessful in obtaining an extension of the lease term, it became imperative to the Nissan dealership's operations to maintain its presence at that location. In order to ensure continuity of the dealership's operations, in a transaction approved by our Board of Directors, Bruce Bendell and his brother, Harold Bendell, agreed to personally acquire the property through a company they formed, 316 North Franklin LLC, and lease it back to us. The result of this transaction was to eliminate the capitalized lease of approximately $3.6 million and the related liability of $3.0 million that we had recorded in connection with this property. The difference of $637,000, the book value of the purchase option, was recorded as a long-term related party receivable, which is included in other non-current assets. We and the Bendell brothers agreed that an independent appraisal would be obtained in order to determine a fair market rent and the current rent would be adjusted and the lease revised, accordingly, if necessary. Similarly, the value of the purchase option would be determined and an adjustment to the related party receivable made and, if warranted, a gain would be recorded at that time. The receivable will be repaid, ratably, through monthly payments over the remaining term of the lease, together with related interest at a market rate. Based on the final report of the appraiser, no adjustment was required for either the rental rate or the receivable balance. We entered into a lease with 316 North Franklin LLC for five years with a five-year renewal option for approximately the same monthly rental we were previously paying.

In unrelated transactions, in order to obtain floor plan financing at favorable rates, each of Bruce Bendell and Harold Bendell has agreed to either guarantee certain of our floor plan debt or provide certain collateral in connection with our floor plan or other borrowings. Our Board of Directors has agreed to obtain independent valuations of these credit enhancements and pay each of the Bendells the fair value of his respective contributions. We engaged an independent valuation firm and have received a preliminary valuation from such firm of $160,000 for the economic risk value of the credit enhancement. Accordingly, we accrued such amount as a liability in the third quarter of 2002. When the final valuations have been obtained, and our Board of Directors has reviewed the results and evaluated the circumstances of the credit enhancement relative to our enterprise value, adjustment, if necessary and warranted, will be made for any difference from the preliminary estimate.

Harold Bendell has acquired the right to an off premises storage facility that was previously leased by us, on a month-to-month basis, from an independent third party. Accordingly, we are leasing such space from Mr. Bendell for $15,000 per month, approximately the same monthly rental we were paying to the prior landlord.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2002, Dennis Roth and James R. Wallick, former members of our Board of Directors, are the only reporting person to have made late filings under Section 16(a). Messer's Roth and Wallick filed Form 5's to report their respective annual statement of changes in beneficial ownership on February 19, 2002. These disclosures were required to be reported on a Form 5 on or before the forty-fifth (45) day after the end of our fiscal year (i.e., by February 14, 2002).

ANNUAL REPORT

All shareholders of record as of October 22, 2003 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The Form 10-K contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2002.

By Order of the Company,

/s/ Eric Keltz Eric Keltz Secretary

Dated: October 24, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE MAJOR AUTOMOTIVE COMPANIES, INC.

PROXY — Annual Meeting of Shareholders, December 5, 2003

        The undersigned, a shareholder of The Major Automotive Companies, Inc., a Nevada corporation (the "Company"), does hereby constitute and appoint BRUCE BENDELL, the true and lawful attorney and proxy with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Shareholders of the Company to be held at the Long Island Marriott, 101 James Doolittle Boulevard, Uniondale, NY 11553, on December 5, 2003 at 2:00 p.m., local time, or at any adjournment or adjournments thereof.

        The undersigned hereby instructs said proxies or their substitutes as set forth below.

1.	ELECTION OF DIRECTORS:

To elect two Class III Directors for terms ending in 2006

Nominees:	Jeffrey Weiner David Edelstein

   FOR     TO WITHHOLD AUTHORITY to vote
  for all nominees

   TO WITHHOLD AUTHORITY to vote
  for any individual nominee(s), print name(s) below:

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS:

To ratify the appointment of BDO Seidman LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.

   FOR     AGAINST     ABSTAIN

3.	DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters that may come before the Meeting.

        The undersigned hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated October 24, 2003, and a copy of the Company's Annual Report.

Please mark, date, sign and mail this proxy in the envelope provided for this purpose.

Dated:   , 2003

     (L.S.)

     (L.S.)

Signature(s)

NOTE: Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed with full corporate name by a duly authorized officers.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY.